Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-283563

Issuer Free Writing Prospectus, dated June 15, 2026

ATMOS ENERGY CORPORATION

Final Term Sheet

4.750% Senior Notes due 2032

This Free Writing Prospectus relates only to the 4.750% Senior Notes due 2032 of Atmos Energy Corporation and should be read together with the Preliminary Prospectus Supplement dated June 15, 2026.

Issuer:	Atmos Energy Corporation

Expected Ratings (Moody’s/S&P):*	A2 (Stable) / A- (Stable)

Trade Date:	June 15, 2026

Settlement Date (T+3):**	June 18, 2026

Security Description:	Senior Unsecured Notes

Principal Amount:	$700,000,000

Maturity Date:	January 15, 2032

Interest Payment Dates:	Semi-annually in arrears on January 15 and July 15, beginning January 15, 2027.

Coupon:	4.750%

Benchmark Treasury:	4.125% UST due May 31, 2031

Benchmark Treasury Price & Yield:	99-23 / 4.188%

Spread to Benchmark Treasury:	+57 bps (0.570%)

Yield to Maturity:	4.758%

Public Offering Price:	99.957% of principal amount plus accrued interest from the Settlement Date.

Net Proceeds (before expenses) to the Issuer:	$695,499,000 (99.357%)

Day Count Convention:	30/360

Optional Redemption Provisions:

The Notes may be redeemed, at the option of the Issuer, prior to December 15, 2031 (which is the date that is one month prior to the maturity date of the Notes), in whole or from time to time in part, at the “make-whole” redemption price.

The Notes may also be redeemed, at the option of the Issuer, at any time on or after December 15, 2031 (which is the date that is one month prior to the maturity date of the Notes), in whole or in part, at 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date.

Make-Whole Call:	Make whole call at T+10 basis points

CUSIP/ISIN:	049560BF1 / US049560BF19

Joint Book-Running Managers:	J.P. Morgan Securities LLC Mizuho Securities USA LLC Wells Fargo Securities, LLC Regions Securities LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

Sr. Co-Managers:	Comerica Securities, Inc. Fifth Third Securities, Inc.

Co-Managers:	Academy Securities, Inc. BOK Financial Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

We expect that delivery of the Notes will be made against payment therefor on or about June 18, 2026 which will be the 3rd business day following the date of the pricing of the Notes (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally settle in one business day, and purchasers who wish to trade Notes on the date of pricing or any subsequent date that is prior to the business day preceding the date on which we deliver the Notes may be required, by virtue of the fact that the Notes initially settle in T+3, to specify alternate settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on such dates should consult their advisers.

Atmos Energy Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Atmos Energy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Atmos Energy Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC collect at 1-212-834-4533, Mizuho Securities USA LLC at 1-866-271-7403 (toll-free) or Wells Fargo Securities, LLC toll-free at 1-800-645-3751 (toll-free).

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